Exhibit 99.1

FOR IMMEDIATE RELEASE

SONIC AUTOMOTIVE, INC. NAMES O. BRUTON SMITH AS EXECUTIVE CHAIRMAN,

B. SCOTT SMITH TO CHIEF EXECUTIVE OFFICER

CHARLOTTE, NC (July 27, 2015) – The board of directors of Sonic Automotive, Inc. (NYSE: SAH) today announced the appointment of O. Bruton Smith as Executive Chairman and B. Scott Smith to the position of Chief Executive Officer in conjunction with an executive management realignment. David B. Smith will continue to serve as the Company’s Vice Chairman.

O. Bruton Smith has served as Sonic Automotive’s Chairman and Chief Executive Officer since its initial public offering in 1997. As Executive Chairman, he will report directly to the board of directors and will work closely with the board, the Chief Executive Officer and the Vice Chairman to engage in the overall leadership and strategic direction of the Company, guide senior management, coordinate activities of the board of directors and communicate with the Company’s key stakeholders.

In his expanded role as Chief Executive Officer and President, B. Scott Smith, who is a co-founder of the Company and has served as Sonic Automotive’s President and Chief Strategic Officer since 2007, will work closely with the Executive Chairman, the Vice Chairman, executive management and the board of directors to develop the strategic direction of the Company, provide leadership of day-to-day operations and communicate with the Company’s key stakeholders.

The realignment became effective immediately upon approval by Sonic Automotive, Inc.’s board of directors.

About Sonic Automotive

Sonic Automotive, Inc., a Fortune 500 company based in Charlotte, N.C., is one of the nation’s largest automotive retailers. Sonic can be reached on the web at www.sonicautomotive.com.

Contact:	Heath R. Byrd, Chief Financial Officer (704) 566-2400
C.G. Saffer, Vice President & Chief Accounting Officer (704) 566-2439